Filed Pursuant To Rule 433

Registration No 333-286293

September 23, 2025

Subject Line: Starting now: GDLC: Insights from Grayscale and CoinDesk Indices on the Crypto 5

Grayscale Starting Now GDLC: Insights from Grayscale and CoinDesk Indices on the Crypto 5 11:00AM - 11:45AM EDT Our webinar on GDLC begins now. We look forward to seeing you there! Use the above button to access the event. The link is registered to you, chana White (chana@grayscale.com), and can only be used on one device at a time. http://events.grayscale.com/GDLC/virtual?guest-access-hash=NDU5MjEzODA1fDgyMjgwMzY4MnwxNzU4NjM0MDE3OzJlZTM5ZTEzOTRiMDg5ZDgxODAwNTVjNDk0M2Q4NzY1OWFmOWFiZmE3MTM2YjlmMWVjZTQ4MGM3ZTY5N2Q0YjE%3D

Grayscale CoinDesk Crypto 5 ETF (“GDLC” or the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC (“Grayscale”) is the sponsor of GDLC. Grayscale CoinDesk Crypto 5 ETF ("GDLC" or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. An investment in GDLC is subject to a high degree of risk and volatility. GDLC is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in any cryptocurrency. All opinions expressed are solely the opinions of the speakers and do not reflect the opinions of Grayscale or any of its affiliates. This webinar is for informational purposes only and is not intended to be, nor should it be construed or used as, investment, tax, or legal advice, an investment recommendation, an IRA provider recommendation, an offer to sell, or the solicitation of an offer to buy, any digital asset or security. All content is original and has been researched and produced by Grayscale unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose. This content does not constitute a recommendation or take into account the particular investment objectives, financial situations, or needs of investors.

This message is intended only for the addressee. Please notify the sender by e-mail if you are not the intended recipient. If you are not the intended recipient, you may not copy, disclose, or distribute this message or its contents to any other person and any such actions may be unlawful. Grayscale Operating, LLC is the parent holding company of Grayscale Advisors, LLC, an SEC-registered investment adviser, as well Grayscale Securities, LLC, an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC (collectively "Grayscale"). Grayscale Investments Sponsors (“GSIS”) is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. Any private placement securities referenced herein are marketed and/or sold through Grayscale Securities, LLC (Member FINRA/SIPC). Grayscale reserves the right to monitor and review the content of all messages sent to or from this e-mail address. Messages sent to or from this e-mail address may be stored on the Grayscale e-mail system and archived in accordance with any applicable laws and regulations. The information contained in this email communication and any attachments is for informational purposes only and should not be regarded as an offer to sell or a solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be in violation of applicable local laws. It does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of specific investors. Any price or value of the investment referred to in this email communication and the income from such investments may fluctuate, and investors may realize losses on these investments, including a loss of principal. Past performance is not indicative or a guarantee of future performance. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, legal or other advisers regarding any potential investment. The information and any opinions contained in this email communication have been obtained from sources that we consider reliable, but we do not represent such information and opinions are accurate or complete, and thus should not be relied upon as such.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.